Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of Local Bounti Corporation and subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ WithumSmith+Brown, PC

Whippany, New Jersey
March 31, 2023